Exhibit 15-b5



Robert Ryman (b. 1930—d. 2019)



Our first offering by legendary artist, Robert Ryman. $50mm of auction turnover in 2022 represented a 4x increase from 2021, signaling renewed momentum in his market. We purchased this work at a 14% discount to our pre-sourcing internal valuation.

INVESTMENT THESIS

Initial Offering Price

$1,734,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$5.0m
$4.0m
$3.0m
$2.0m
$1.0m
$0.0m
93
97
01
05
09
13
17
21

Price Appreciation of Similar Works

18%

Sharpe Ratio (1990-2020) watch video

Robert Ryman	Speculative
All Art	0.55
S&P 500	0.56

37% Progress

INVEST NOW



Robert Ryman

(b. 1930—d. 2019)

Why we like this offering

1. Executed in 1997, the Painting is a small-scale example of Robert Ryman's characteristic palette and format.
2. Ryman's works, similar to the Painting, are often square and are made with only white paint applied as a thin and even layer of paint. His works are characterized by their simplicity and their focus on the materiality of paint.
3. Ryman's paintings are often described as being about the process of painting, rather than about the finished product. They invite the viewer to consider the qualities of the paint, the surface of the canvas, and the relationship between the painting and the surrounding space.
4. What differs Ryman's work from the Minimalist movement is "the way the medium holds a sort of sense memory from its bodily application through its texture and manipulations of light".
5. As of May 23, 2023, Ryman's full white paintings account for all ten of the artist's top ten auction records and are highly sought after amongst collectors.
6. Featured in PaceWildenstein Gallery's inaugural Ryman show, the Painting matches all of Ryman's top ten auction records in both medium and composition.
7. Small-scale examples similar to the Artwork have achieved prices in excess of $4.8 million at auction and include: "Untitled" (1982), which sold for $4,860,000 in November 2021, "Untitled" (1961), which sold for $3,975,000 in November 2018 and "Untitled" (1961), which sold for $3,900,000 in May 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$41,387,391	14	$18,250,000


Average Prices
3.4M
2.6M
1.7M
856.8K
11 12 13 14 15 16 17 18 19 20 21 22


Turnover by Year
44.6M
33.4M
22.3M
11.1M
11 12 13 14 15 16 17 18 19 20 21 22


Lots Auctioned
Sold
Unsold
16
12
8
4
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price $1,734,000

Offering Circular sec.gov/edgar

Painting







About Robert Ryman

Robert Ryman didn't began painting until the mid-1950s, first serving in the army reserve band and attempting a career as a jazz saxophonist. He became interested in art after working as a guard at the MoMA, and today is known for his monochromatic paintings on linen, fiberglass, and wallpaper.

INVEST NOW

ROBERT RYMAN

b. 1930 – d. 2019, UNITED STATES



Oil and acrylic on canvas | 20 × 20 in.

Robert Ryman was a legendary American painter, known for his exploration of white as the primary color in his paintings which became his trademark.

$1,734,000
INITIAL OFFERING

18.0%
ANNUAL APPRECIATION OF SIMILAR WORKS (SINCE 2010)[2]

17.6%
ANNUAL APPRECIATION OF RECORD PRICES[3]

8.2%
MEDIAN APPRECIATION OF REPEAT SALES[4]

Executed in 1997, the Painting is a small-scale example of Robert Ryman's characteristic palette and format. Ryman's works, similar to the Painting, are often square and are made with only white paint applied as a thin and even layer of paint. His works are characterized by their simplicity and their focus on the materiality of paint. Ryman's paintings are often described as being about the process of painting, rather than about the finished product. They invite the viewer to consider the qualities of the paint, the surface of the canvas, and the relationship between the painting and the surrounding space. What differs Ryman's work from the Minimalist movement is "the way the medium holds a sort of sense memory from its bodily application through its texture and manipulations of light". According to Robert Ryman he is not involved in any kind of art movement. His work differs from abstract and minimalist works, in his own words: "It just seems that what I do is not abstract. I am involved with real space, the room itself, real light, and real surface." As of May 23, 2023, Ryman's full white paintings account for all ten of the artist's top ten auction records and are highly sought after amongst collectors. Small-scale examples similar in medium, and composition with the Artwork have achieved prices in excess of $4.8 million at auction and include: "Untitled" (1982), which sold for $4,860,000 at Sotheby's, New York, on November 15, 2021, "Untitled" (1961), which sold for $3,975,000 at Sotheby's, New York on November 14, 2018 and "Untitled" (1961), which sold for $3,900,000 at Christie's New York on May 9, 2022. The Painting's period, scale, and composition make it a commercial and desirable work by Robert Ryman.

Throughout his illustrious career, Robert Ryman's works have been featured in major exhibitions worldwide, solidifying his status as a revered artist. Notable exhibitions include retrospectives at prestigious institutions such as the Museum of Modern Art (MoMA) in New York, Tate Modern in London and Solomon R. Guggenheim Museum. Ryman's legacy is characterized by his unwavering commitment to the exploration of the nuances of color, texture, and spatial relationships. His minimalistic approach to painting continues to inspire and resonate with audiences today. Works by Robert Ryman can be found in numerous permanent collections, including the Museum of Modern Art (MoMA), the Guggenheim Museum, and the Art Institute of Chicago, to name a few. These institutions recognize the enduring value and significance of Ryman's contributions to contemporary art. In recent years, the market for Ryman's works has shown a positive trend, with a growing appreciation for his distinctive style and artistic vision. In 2022, total auction turnover for work by Ryman ballooned to over $41.6 million, its highest level since 2014 and more than four times the amount sold during the year prior. As of May 23, 2023, Ryman's top three auction records are led by: "Bridge" (1980), which sold for $20,605,000 on May 13, 2015, at Christie's, New York, "Untitled" (c. 1961), which sold for $20,141,250 on May 9, 2022, at Christie's, New York, and Untitled (1961), which sold for $15,005,000 on November 11, 2014, at Sotheby's, New York.

AS OF MAY 23, 2023, RYMAN'S TOP THREE AUCTION RECORDS ARE LED BY: "BRIDGE" (1980), WHICH SOLD FOR $20,605,000 ON MAY 13, 2015, AT CHRISTIE'S, NEW YORK, "UNTITLED" (C. 1961), WHICH SOLD FOR $20,141,250 ON MAY 9, 2022, AT CHRISTIE'S, NEW YORK, AND UNTITLED (1961), WHICH SOLD FOR $15,005,000 ON NOVEMBER 11, 2014, AT SOTHEBY'S, NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$5M
$3.8M
$2.5M
$1.3M
1990
1993
1995
1998
2000
2003
2005
2008
2010
2013
2015
2018
2020
2023

Robert Ryman (b. 1930, Nashville, Tennessee; d. 2019, New York, New York) was born in Nashville, Tennessee in the 1930s, and growing up he developed a deep fascination with art, which eventually led him to pursue a career as an artist. During his formative years, Ryman explored various art forms and experimented with different materials, honing his skills and developing his unique artistic voice. He received his formal training at the Tennessee Polytechnic Institute and later served in the United States Army for two years. Robert Ryman began his career to become a jazz musician and played alongside Lennie Tristano in early 1950s before switching to painting after his encounter with Mark Rothko and Henri Matisse's paintings, while working as a guard at MoMA in 1953, alongside Dan Flavin and Sol LeWitt. Ryman's first exhibitions took place in the early 1960s, where he showcased his minimalistic and abstract paintings. His works quickly garnered attention for their understated elegance and exploration of the interplay between color, light, and space. As his career progressed, Ryman's dedication to the exploration of white as the primary color in his paintings became his trademark. His contributions to the art world extended beyond his individual works, as he played a pivotal role in the emergence of the Minimalist movement. By challenging traditional notions of painting and embracing a minimalist aesthetic, Ryman made a significant impact on art history, influencing subsequent generations of artists.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Robert Ryman with the following criteria: monochrome white paintings created before 2000 measuring from 13 inches by 13 inches to 30 inches by 30 inches. The set excludes works on panel, fiberglass, wood, foam core or board. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.6% CAGR implied from selected sales occurring from October 3, 1991 to November 15, 2021. Since January 1, 2010, the realized prices comprised by this set of transactions have increased at an estimated 18.0% CAGR implied from selected sales occurring from May 16, 2013 to November 15, 2021

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Robert Ryman have a record price compound annual growth rate ("CAGR") of 17.6% from May 9, 1984 to December 31, 2022. This calculation is based on (i) a record price of $35,000 on May 9, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,825,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Robert Ryman is 8.2%, which is based on 13 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Robert Ryman was November 8, 1990 and ending on the last date a repeat sale occurred for such artist, which in the case of Robert Ryman was July 2, 2020. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.